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Exhibit 2.1

ASSET PURCHASE AGREEMENT (U.S.)

between

MAGNETEK, INC.,

and

UNIVERSAL LIGHTING TECHNOLOGIES, INC.

For the Lighting Power Products Business of MagneTek, Inc.

     Dated as of June 15, 2001

i

6.2	Accounts Receivable	20
6.3	Waiver of Bulk Sales Law Compliance	20
6.4	Excluded Assets	20
6.5	Insurance	20
ARTICLE VII MUTUAL COVENANTS		20
7.1	Cooperation	20
7.2	Publicity	20
7.3	Records	21
7.4	Consents	21
7.5	Access to Former Business Records; Cooperation in Litigation	21
7.6	Preparation of Tax Returns	22
7.7	Use of Trademarks and Trade Names	22
7.8	Los Indios Sublease	22
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER		23
8.1	Conditions to Obligations of Buyer	23
8.2	Seller's Obligations	23
8.3	Conditions to the Obligations of Seller and Buyer	23
ARTICLE IX EMPLOYEE BENEFIT MATTERS		24
9.1	Employees	24
9.2	Employee Benefit Plans	24
9.3	Vacation, Holiday, Sick and Severance Pay	25
9.4	Access to Information	25
9.5	Payroll Tax	25
9.6	Third-Party Beneficiaries	25
ARTICLE X INDEMNIFICATION		26
10.1	Indemnification by Seller	26
10.2	Indemnification by Buyer	26
10.3	Losses Net of Insurance, Etc.	26
10.4	Termination of Indemnification	27
10.5	Procedures Relating to Indemnification	27
10.6	Survival of Representations	28
ARTICLE XI DEFINITIONS		28
11.1	Certain Defined Terms	28
11.2	Other Definitional Provisions	33
ARTICLE XII GENERAL PROVISIONS		33
12.1	Assignment	33
12.2	No Third-Party Beneficiaries	33
12.3	Expenses	33
12.4	Further Assurances	33
12.5	Amendments	34
12.6	Notices	34
12.7	Interpretation; Exhibits and Schedules	34
12.8	Counterparts	34
12.9	Entire Agreement	34
12.10	Severability	34
12.11	Governing Law	34

ii

SCHEDULES
Schedule 1.1(a)	Owned Real Property
Schedule 1.1(b)	Leasehold Interests
Schedule 1.1(e)	Intellectual Property
Schedule 1.1(f)	Contracts
Schedule 1.1(p)	Lock Box Numbers
Schedule 1.2(l)	Excluded Assets
Schedule 1.3(h)	Assumed Debt
Schedule 1.3(m)	Assigned Severance Agreements
Schedule 2.2	Purchase Price Allocation
Schedule 3.2	Conflicts; Consents
Schedule 3.3	Completeness of Assets
Schedule 3.4	Financial Statements
Schedule 3.5	Material Adverse Changes
Schedule 3.6	Taxes
Schedule 3.7	Liens
Schedule 3.9	Intellectual Property
Schedule 3.10	Furniture, Fixtures, Machinery and Equipment
Schedule 3.12	Litigation
Schedule 3.13	Material Employee Benefit Plans
Schedule 3.14	Compliance with Applicable Law Matters
Schedule 3.15	Environmental Matters
Schedule 3.16	Employee and Labor Relations
Schedule 3.17	Permits
Schedule 3.19	Customers and Suppliers
Schedule 3.20	Product Warranty and Product Liability
Schedule 4.2	Conflicts
Schedule 5.4	Nilssen Litigation
Schedule 8.1(d)	Third-Party Consents
Schedule 8.1(f)	Title Policy Properties
Schedule 9.1(a)	Transferred Employees
Schedule 9.1(b)	Collective Bargaining Representatives
Schedule 9.2(b)	Cafeteria Plan
EXHIBITS
Exhibit A	Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Supply Agreement
Exhibit C	Information Systems Support Agreement
Exhibit D	Administrative Services Agreement
Exhibit E	Sublease
Exhibit F	Lemelson Sublicense
Exhibit G	Triad License

iii

ASSET PURCHASE AGREEMENT (U.S.)

    ASSET PURCHASE AGREEMENT (U.S.) ("Agreement") dated as of June 15, 2001, among MAGNETEK, INC., a Delaware corporation ("MagneTek" or "Seller"), and Universal Lighting Technologies, Inc., a Delaware corporation ("Buyer").

RECITALS

    MagneTek is, through its Lighting Power Products Division in North America and Asia (the "Division"), engaged in the business of designing, developing, manufacturing, selling and distributing lighting ballasts, including magnetic, electronic and high intensity discharge ballasts used in lighting fixtures (the "Business").

    MagneTek intends to sell the Division by entering into (i) this Agreement, which provides for the sale of the assets of the Division used primarily in the Business in the United States and Canada (the "U.S. Business") and (ii) separate stock or equity purchase agreements providing for the sale of the stock or equity interests of MagneTek Asia Ltd., MagneTek Electronics China Co. Ltd., MagneTek Matamoros, S.A. de C.V. and MagneTek Componentes Eléctricos, S.A. de C.V. (each a "Company" and collectively, the "Companies"). The agreements described in clause (ii) are hereinafter referred to as the "Other Agreements." The closing of the transactions contemplated by the Other Agreements and this Agreement will occur concurrently.

AGREEMENT

    In consideration of the mutual representations, warranties, agreements and covenants and upon and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

    1.1  Sale and Transfer of the Assets and the Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept all right, title and interest of Seller in all assets, properties, rights and businesses owned, held or used primarily in connection with the U.S. Business as of the Closing Date ("Assets"), including, but not limited to:

      (a) all of the owned real property described on Schedule 1.1(a);

      (b) all leasehold and subleasehold interests in real estate used primarily in the operation of the U.S. Business including, without limitation, those described in Schedule 1.1(b);

      (c) all tangible personal property, including, without limitation, the fixtures, leasehold improvements, furnishings, furniture, office supplies, computer equipment (including software), telephone systems and equipment, vehicles, rolling stock, tools, tooling and forms, machinery and equipment;

      (d) all inventory, including without limitation, raw materials, work-in-process, finished goods, packaging materials, spare parts and supplies;

      (e) all intangible properties and rights including, without limitation, all United States and foreign patents and patent applications, trade names, trademark and service mark registrations and applications, common law trademarks and copyright registrations, UPC codes and all other intellectual property and rights, know-how, trade secrets, technical and engineering data, computer discs and tapes, plans, diagrams and schematics, including without limitation those described on Schedule 1.1(e);

      (f)  all Contracts (including but not limited to all Contracts listed on Schedule 1.1(f) and all Contracts entered into by Seller through the Closing Date), except for any Contract comprising an Excluded Liability (collectively, the "Assigned Contracts");

      (g) all transferable business licenses and permits of Seller used exclusively in or relating exclusively to the U.S. Business;

      (h) all books and records (other than Tax records), ledgers, customer and supplier lists, employment records and files and all other written or electronic operating data related to or used exclusively in connection with the Assets and/or the operation of the U.S. Business (the "Records");

      (i)  all accounts receivable and notes receivable of Seller arising exclusively out of the activities of the U.S. Business (including those invoiced together with accounts receivable arising out of Seller's activities other than the U.S. Business);

      (j)  to the extent assignable, security deposits, prepayments and refunds, of Seller as disclosed in the Closing Balance Sheet;

      (k) all claims and rights against third parties under the Assigned Contracts, causes of action, rights of recovery, rights of setoff and rights of recoupment and all rights under warranty relating exclusively to the activities of the U.S. Business;

      (l)  petty cash held by the Business;

      (m) to the extent assignable, all rights to enforce any confidentiality and/or invention assignment agreement between Seller and its employees to the extent that such agreements relate to the U.S. Business;

      (n) to the extent assignable and to the extent not related to an Excluded Liability, all claims and defenses to the extent relating to any of the foregoing or to the Assumed Liabilities;

      (o) all existing telephone and facsimile numbers of Seller and all Internet domain names used primarily in connection with the Business;

      (p) all lock box numbers described on Schedule 1.1(p); and

      (q) all goodwill appurtenant to the foregoing Assets.

    1.2  Assets Not Transferred.  Notwithstanding anything herein to the contrary, the following assets are not included in the Assets and shall be retained by Seller (the "Excluded Assets"):

      (a) except to the extent expressly included in the Assets, all cash and cash equivalent items (except for deposits and prepaid expenses reflected on the Closing Balance Sheet or relating to the Assets or Assumed Liabilities) of Seller, including, without limitation, checking accounts, bank accounts, certificates of deposit, time deposits, securities and the proceeds of accounts receivable collected on or prior to the Closing Date, including uncashed checks in payment thereof received by Seller on or prior to the Closing Date, in each case whether or not relating to the U.S. Business;

      (b) all rights, properties, and assets which have been used or held for use in connection with the U.S. Business and which shall have been transferred (including transfers by way of sale) or otherwise disposed of on or prior to the Closing, provided such transfers and disposals shall have been in the Ordinary Course and otherwise in accordance with the terms hereof;

      (c) Seller's corporate charter, qualifications to conduct business, arrangements with registered agents relating to qualifications to conduct business, taxpayer and other identification numbers,

  seals, minute books, stock transfer books, blank stock certificates, and other documents relating solely to the organization, maintenance and existence of Seller;

      (d) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller, whether or not attributable to the U.S. Business, other than those attributable to any Company to the extent such attributes are required to be retained by such Company under applicable law;

      (e) all insurance policies and rights thereunder, including but not limited to, rights to any cancellation value as of the Closing Date;

      (f)  proprietary or confidential business information, records and policies that relate primarily to any other division of Seller, to Seller generally or to any of Seller's Affiliates, including, without limitation, organization manuals, strategic plans and Tax records and related information;

      (g) subject to the rights granted in Section 7.7, all "MagneTek" marks, and all trademarks or service marks, trade names, slogans, domain names (including MagneTek.com and MagneTek.net) or other like property relating to or including the name "MagneTek," the mark "MagneTek," or any derivative thereof, and the "MagneTek" logo or any derivative thereof, the mark "Energy Engineered," the "Power M" design or any derivative thereof;

      (h) any asset or right that is provided to the Buyer pursuant to the Transitional Services Agreement;

      (i)  all Records relating to pending lawsuits not included in the Assumed Liabilities;

      (j)  Seller's internet protocol addresses; and

      (k) the Excluded Assets described on Schedule 1.2(k);

    1.3  Assumed and Excluded Liabilities.  On the Closing Date, Buyer shall execute and deliver to Seller the Bill of Sale and the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, all the liabilities and obligations of Seller arising out of the U.S. Business of any kind or nature, whether absolute, contingent, accrued or otherwise, and whether arising before or after the Closing including, without limitation, all liabilities (i) for Tax items assumed by Buyer under Section 2.3 and (ii) under the Assigned Contracts (collectively, the "Assumed Liabilities"); provided, however, that the Assumed Liabilities shall in no event include the following liabilities (the "Excluded Liabilities"):

      (a) any liability for claims under health insurance plans of Seller for covered Division Employees with respect to medical services rendered on or prior to the Closing (but not in respect of any sick leave or disability benefits pertaining to any period after the Closing Date regardless of when the relevant illness or condition arose);

      (b) any liability for Taxes for any period of any length ending on or prior to the Closing Date, excluding (i) Tax liabilities included as liabilities on the Closing Balance Sheet and (ii) the Taxes that are the responsibility of Buyer pursuant to Section 2.3;

      (c) all liabilities and obligations of Seller for costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Other Agreements or the consummation of the transactions contemplated by this Agreement and the Other Agreements;

      (d) all liabilities and obligations of Seller under this Agreement or the Other Agreements;

      (e) any liability in respect of litigation, arbitration or governmental investigations pending against Seller in respect of the U.S. Business on or prior to the Closing Date including, without limitation any liability arising out of the matters disclosed in Schedule 3.12 hereto;

      (f)  any liability in respect of the Nilssen Litigation, subject to Section 5.4;

      (g) except pursuant to the Ancillary Agreements, all liabilities and obligations of Seller (i) relating to any of the Excluded Assets, (ii) otherwise unrelated or to the extent unrelated to the Assets or the Business or (iii) arising from the disposition by the Seller of any business or part thereof at any time or from any facility closed by the Business before the Closing Date;

      (h) liability for claims made after the Closing Date for refunds (other than with respect to warranty claims), rebates, discounts, promotional credits and similar sales concessions in respect of sales made prior to the Closing Date which in the aggregate exceed the reserve for such items on the Closing Balance Sheet, but only to the extent that written notice of such claims shall have been delivered to MagneTek prior to the first anniversary of the Closing Date;

      (i)  all indebtedness for borrowed money of Seller or any Company except as set forth on Schedule 1.3(h) hereof (the "Assumed Debt");

      (j)  liability for (x) warranty claims (but excluding any special customer concessions) made after the Closing Date for service, repair, replacement, and similar work required under the Business' written warranties with respect to products sold or services provided on or prior to the Closing Date which in the aggregate exceed the warranty reserve on the Closing Balance Sheet, but only to the extent written notice of such claims shall have been delivered to MagneTek within the thirty-month period following the Closing Date or (y) workers' compensation claims for injuries incurred on or prior to the Closing Date (I) to the extent written notices of such claims shall have been delivered to MagneTek within the two-year period following the Closing Date and (II) to the extent that written notices of such claims are delivered to MagneTek after the foregoing two-year period following the Closing Date only to the extent that Seller receives proceeds from insurance policies of Seller covering such claims;

      (k) liability for product liability claims for injuries, property damage or other losses in respect of any product manufactured by Seller on or prior to the Closing Date (I) for all such injuries, property damage or other Losses that occur on or prior to the Closing Date and (II) for all such injuries, property damage or other Losses that occur after the Closing Date, but only to the extent written notice of such claims shall have been delivered to MagneTek within the thirty-month period following the Closing Date;

      (l)  liability for warranty claims (but excluding any special customer concessions) in respect of products sold by the Division but manufactured by MagneTek Italy, as to which Buyer will perform the warranty work and be entitled to reimbursement for material and labor costs at commercially reasonable rates;

      (m) all liabilities or other obligations of Seller to any of its Affiliates except as provided in the Ancillary Agreements or as accrued as payables on the Closing Balance Sheet;

      (n) except as specifically set forth in Article IX hereof or pursuant to any Assigned Contracts set forth on Schedule 1.3(m), all liabilities and obligations of Seller to pay severance, termination pay, redundancy pay, pay in lieu of notice, accrued vacation pay, compensation or other benefits accrued or incurred on or prior to the Closing Date (including, but not limited to any Stay and Pay Agreements) to any current or former employee of Seller, including those employees whose employment is terminated in connection with the consummation of the transactions contemplated by this Agreement and all liabilities resulting from the termination of employment of employees of Seller on or prior to the Closing Date, including without limitation any liabilities of Seller pursuant to agreements and plans identified in Schedules hereto or any liabilities, responsibilities or obligations with respect to any Seller Plan;

      (o) any liability for payment of checks written by Seller on or prior to the Closing Date related to the Business; and

      (p) all liabilities, known or unknown, arising under or relating to any Environmental Law, arising at or related to any real property or facilities other than the Company Property, other than liabilities resulting from the migration of Hazardous Materials from a Company Property to any real property or facility other than a Company Property, which arise out of or relate to (x) the U.S. Business or any activities or operations occurring or conducted in connection with the U.S. Business and (y) either (i) violations of or liability under any Environmental Law occurring or existing on or prior to the Closing Date, or (ii) the disposal, treatment, storage, transportation, arrangement for transportation, discharge, injection, spilling, leaking, emission, dumping, recycling or release of any Hazardous Material by Seller or any third-party on behalf of Seller.

    1.4  Closing.  The closing (the "Closing") of the purchase and sale of the Assets and the other transactions contemplated hereby (the "Transactions") shall be held at the offices of Gibson, Dunn & Crutcher LLP in New York, New York, at 10:00 a.m. on June 15, 2001, or such other place as the parties shall agree or if the conditions to Closing set forth in Article VIII shall not have been satisfied or waived by such date, subject to Section 12.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to Seller by wire transfer (to a bank account designated at least two Business Days prior to the Closing Date in writing by Seller) immediately available funds in an amount equal to One Hundred Five Million Dollars ($105,000,000) representing the aggregate purchase price due and payable under this Agreement and the Other Agreements (hereinafter, the "Purchase Price").

    At the Closing, Seller shall deliver or cause to be delivered to Buyer (a) the Bill of Sale and Assignment and Assumption Agreement, (b) the Ancillary Agreements; (c) the documents and agreements referred to in Section 8.1 hereof and (d) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to Seller (i) the documents and agreements referred to in the preceding clauses (a) through (b) and in Section 8.2 hereof and (ii) such other instruments of assumption and documents as Seller may reasonably request.

ARTICLE II

PURCHASE PRICE ADJUSTMENT AND RELATED MATTERS

    2.1  Purchase Price Adjustment.

      (a) Within 60 days after the Closing Date, Buyer at its own expense shall prepare, as provided in Section 2.1(c), and deliver to MagneTek a consolidated pro forma balance sheet of the Division as of the close of business on the Closing Date after giving effect to the transaction contemplated hereby and by the Other Agreements (the "Closing Balance Sheet"). For purposes of preparing the Closing Balance Sheet, Buyer and its accountants shall have access to MagneTek's Records relating to the Division or otherwise relevant to the preparation of the Closing Balance Sheet, and MagneTek shall make the appropriate personnel reasonably available to and shall respond to appropriate inquiries from the Buyer and its accountants. During the 30 days immediately following MagneTek's receipt of the Closing Balance Sheet, MagneTek shall be entitled to review the Closing Balance Sheet and Buyer's working papers relating to the Closing Balance Sheet, and Buyer shall provide MagneTek reasonable access to its personnel, properties and Records (to the extent comprising Assets) for such purpose. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth day following delivery thereof unless MagneTek gives written notice to Buyer of its disagreement with the method of presentation thereof or with the determination of any amount thereon (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by Buyer with respect to the Closing Balance Sheet, then such Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the 30 days immediately following the delivery of any Notice of Disagreement, MagneTek and Buyer shall seek in good faith to resolve in writing any differences, which they may have with respect to any matter specified in such Notice of Disagreement. During such period and during any subsequent period of arbitration by the Accounting Firm, MagneTek shall have access to Buyer's working papers relating to the Closing Balance Sheet and to Buyer's Records to the extent comprising Assets, and Buyer shall have access to MagneTek's working papers relating to the Notice of Disagreement and to MagneTek's Records related to the Division or otherwise relevant to the preparation of the Closing Balance Sheet. At the end of such 30-day period (or such longer period on which MagneTek and Buyer may from time to time agree in writing), MagneTek and Buyer shall submit to an independent accounting firm (the "Accounting Firm") for review and resolution any and all matters that remain in dispute and which were properly included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute. The Closing Balance Sheet, adjusted in accordance with the parties' mutual written agreement, and with such adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution to the parties. The Accounting Firm shall be a nationally-recognized independent accounting firm mutually agreed upon by the parties hereto in writing, provided that in the event that the parties are unable to agree on such a firm, they shall each select an accounting firm and those two accounting firms shall select a third accounting firm which has no present or past experience with either party and such accounting firm shall be the Accounting Firm. The cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Article II shall be borne 50% by Buyer and 50% by MagneTek.

      (b) If the current assets minus the current liabilities, each as reflected on the Closing Balance Sheet ("Closing Working Capital") is determined to be less than the Closing Working Capital Target, there will be a dollar-for-dollar downward adjustment of the Purchase Price, with Seller being obligated to pay Buyer the sum by which the Closing Working Capital is less than the Closing Working Capital Target. If the Closing Working Capital is determined to be greater than the Closing Working Capital Target, there will be a dollar-for-dollar upward adjustment of the Purchase Price, with Buyer being obligated to pay Seller any sum by which the Closing Working Capital exceeds the Closing Working Capital Target. In addition, there will be a dollar-for-dollar downward adjustment of the Purchase Price in the amount of the principal and accrued interest of the Assumed Debt as of the Closing Date. For avoidance of doubt, all cash held by the Companies on the Closing Date will be included in the current assets for the purposes of determining Closing Working Capital. Finally, the Purchase Price shall also be subject to adjustment after the Closing Date on account of the proration of water, electricity, gas, sewage and other utility charges and sale and property taxes applicable to the U.S. Business if and only to the extent such amounts are not already reflected in the adjustment resulting from the difference between the Closing Working Capital and the Closing Working Capital Target. If the Purchase Price is subject to adjustment pursuant to this Section 2.1(b), the required adjustment, together with interest on the amount being paid from the Closing Date to the date of payment at a rate per annum equal to the prime rate charged by Bank of America in effect on the closing Date, will be paid within two Business Days of the determination of the amount due. Either party may, in its discretion, make a payment pursuant to this Section 2.1(b) prior to the final determination of the Closing Balance Sheet for the purpose of reducing the interest it may be obligated to pay pursuant to such provision.

      (c) The Closing Balance Sheet, including the reserves for inventory, warranty, accounts receivable and bad debt, shall be prepared in accordance with GAAP (except as set forth in Section 3.4(b)), applied in a manner consistent with that followed in the preparation of the Financial Statements (as defined in Section 3.4), an example of which is reflected in the August Balance Sheet.

      (d) Notwithstanding the foregoing provisions of this Section 2.1, no adjustment to the Purchase Price pursuant to this Section 2.1 shall be made unless such adjustment would exceed $100,000, then the full amount of the adjustment shall be made.

      (e) Buyer agrees that it will not take any actions with respect to its accounting books, Records, policies and procedures of the Division which would impede the preparation of the Closing Balance Sheet on the basis provided in this Agreement.

    2.2  Tax Allocation.  The parties agree that the aggregate Purchase Price shall be allocated as set forth in a certificate of Buyer delivered to Seller together with the Closing Balance Sheet. In the event that Seller disagrees with the allocation set forth in such certificate, it shall notify Buyer within fifteen (15) days of its receipt thereof, and if the parties are unable to agree on such allocation within thirty (30) days of such notice, they shall select a nationally recognized accounting firm to prepare such schedule (the cost of which shall be borne equally by Buyer and Seller). Such revised allocation shall be final and binding on the parties. Buyer and Seller shall report the purchase and sale of the Assets in accordance with the allocation (as finally determined) for all Tax purposes (including the filing of the forms prescribed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder).

    2.3  Transfer Taxes.  Buyer and Seller shall cooperate in preparing, executing and filing use, sales, real estate, transfer and similar Tax Returns relating to, and at the Closing, Buyer and Seller each shall pay one-half of any and all sales, real estate, transfer, use and similar Taxes due with regard to, the purchase and sale of the Assets. To the extent such Taxes are not computed at the Closing, the parties shall each pay their respective one-half of such Taxes when they are due. Such Tax Returns shall be prepared in a manner that is consistent with the allocation of the Purchase Price and Assumed Liabilities contemplated by Section 2.2. Buyer will cooperate with Seller in providing such resale certificate as may be requested in order to comply with the requirements of applicable state taxation laws.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows:

    3.1  Due Organization and Qualification.  MagneTek is a duly organized and validly existing corporation, is in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own or lease such of the Assets as it owns or leases and to carry on the U.S. Business as it is presently being operated by Seller.

    3.2  Authority; No Conflicts; Consents.

      (a) Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. All corporate acts required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly taken. When executed and delivered by the Seller at the Closing, this Agreement and the Ancillary Agreements will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (b) Except as disclosed on Schedule 3.2, the execution and delivery of this Agreement and the Ancillary Agreements by Seller will not, and the consummation of the Transactions by Seller will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the Assets under, any provision of (i) the Certificate of Incorporation or By-Laws of MagneTek, (ii) subject to the matters disclosed in Schedule 3.2, any material Contractual Obligation of Seller or (iii) any judgment, order or decree or, subject to the matters described in clauses (A) through (C) below, Requirement of Law applicable to Seller other than, in the case of clauses (ii) and (iii) above, any such violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the Assets or the U.S. Business. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any third person or Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the Transactions, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act and (C) those that may be required solely by reason of Buyer's participation in the transactions contemplated hereby and those that are not material, individually or in the aggregate.

    3.3  Completeness of Assets.  Except for the Excluded Assets, as set forth in Schedule 3.3 or as addressed in the Ancillary Agreements, the Assets constitute substantially all of the property and assets which are used by Seller to conduct the U.S. Business in the Ordinary Course, and no asset used by the Seller to conduct the U.S. Business in the Ordinary Course that is not included in the Assets (other than because it is an Excluded Asset or it is addressed in an Ancillary Agreement as aforesaid) is material to the U.S. Business.

    3.4  Financial Statements.

      (a) Schedule 3.4 contains true and complete copies of the unaudited balance sheets of the Division as at June 30, 1999 and 2000 and the interim balance sheet as at March 31, 2001 and the Statements of Income and Statement of Cash Flows of the Division for the twelve-month periods ended June 30, 1999 and 2000 and the nine-month period ended March 31, 2001 (the "Financial Statements").

      (b) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present in all material respects, on a pro forma basis, the combined financial condition and results of operations of the Division as of the respective dates thereof and for the respective periods covered thereby, except for the absence of footnotes and except that:

        (i)  Excluded Assets and Excluded Liabilities are excluded; and

        (ii) intercompany advances and receivables are excluded from the assets; and

        (iii) intercompany liabilities are excluded from liabilities; and

        (iv) accruals for retiree health and welfare benefits are excluded from the liabilities; and

        (v) accrued federal and state income Taxes are excluded from the liabilities.

      (c) Except for historical intercompany receivables and liabilities between the Division and Seller's capacitors facility in Bridgeport, Connecticut, sales of wire from the Division to Seller's recreational vehicle and trade magnetics business and corporate allocations, the U.S. Business has not had intercompany advances, receivables or liabilities in excess of $100,000 in any fiscal year covered by the Financial Statements.

    3.5  Absence of Changes or Events.  Except as set forth on Schedule 3.5 or on Schedule 3.7, since March 31, 2001, there has not been a material adverse change in the business, earnings, financial condition or results of operations of the Division other than changes relating to the economy in general. Except as disclosed on Schedule 3.5 or as contemplated by this Agreement or any Other Agreement, since March 31, 2001, MagneTek has conducted the Business in the Ordinary Course. Without limiting the generality of the foregoing, since March 31, 2001:

      (a) the Division has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course;

      (b) no party (including the Division) has accelerated, terminated, materially modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Division is or was a party or by which it is or was bound;

      (c) the Division has not imposed any Lien upon any of its assets, tangible or intangible, other than Permitted Liens;

      (d) the Division has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course;

      (e) the Division has not materially delayed or postponed the payment of accounts payable outside the Ordinary Course;

      (f)  the Division has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course; and

      (g) the Division has not committed to do any of the foregoing.

    3.6  Taxes.  Except as set forth on Schedule 3.6, Seller has filed all material Tax Returns that it is required to have filed on or prior to the date hereof (within any applicable extension period) and has paid all Taxes shown thereon as due, and such Tax Returns are materially true and correct. There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the Assets. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. No claims are being asserted in writing with respect to any Taxes relating to the U.S. Business for which Buyer could be held liable under a successor liability (or similar) statute by reason of its acquisition of the U.S. Business or the Division.

    3.7  Title to Assets other than Real Property.  Seller has good and marketable title to all assets reflected as owned by Seller on the March Balance Sheet or thereafter acquired, including the furniture, fixtures, machinery and equipment listed on Schedule 3.10, except those sold or otherwise disposed of since the date of the March Balance Sheet in the Ordinary Course, in each case free and clear of all Liens except (a) such as are disclosed on Schedule 3.7, (b) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course for monies not yet due and payable or being disputed in good faith, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (d) Liens for Taxes which are not due and payable or which may thereafter be paid without penalty, and (e) other imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of or materially detract from the value of the specific assets to which they relate (the Liens hereinabove described are hereinafter referred to collectively as "Permitted Liens"). This Section 3.7 does not relate to real property or interests in real property, such items being the subject of Section 3.8, or to intellectual property, which is the subject of Section 3.9.

    3.8  Real Property.  Schedules 1.1(a) and 1.1(b) set forth all real property owned in fee by Seller and used primarily in the U.S. Business (individually, an "Owned Property") and all real property leased by Seller and used primarily in the U.S. Business (individually, a "Leased Property" and, together with the Owned Properties, individually a "Company Property" and collectively, "Company Properties") and as to Leased Property, identifies any leases relating thereto. Seller enjoys peaceful and undisturbed possession under such leases and to the Knowledge of MagneTek, no other party to any such lease is in material default thereunder.

    3.9  Intellectual Property.

      (a) Schedule 1.1(e) sets forth a list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications for any of the foregoing included in the Assets other than those for off-the-shelf software (collectively, "Intellectual Property"). Schedule 1.1(e) also identifies (A) all licenses or other material Contracts which Seller has granted to or entered into with any third party with respect to the Intellectual Property and (B) all patents and material trademarks (registered or unregistered), trade names, service marks and registered copyrights and applications for any of the foregoing used in the Business and licensed by Seller from a third party pursuant to a Contract, other than licenses for off-the-shelf software ("Licensed Intellectual Property"). With respect to trademarks, Schedule 1.1(e) contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. With respect to each item of Intellectual Property required to be identified in Schedule 1.1(e), except as identified on Schedule 3.9(a) and except as would not have a material adverse effect on the Intellectual Property of the Division taken as a whole:

        (i)  Seller possesses all right, title and interest in and to the Intellectual Property, free and clear of any Lien, other than Permitted Liens;

        (ii) none of the Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge;

        (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of MagneTek, threatened which challenges the legality, validity, enforceability, use or ownership of any of the Intellectual Property; and

        (iv) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

      (b) With respect to each item of Licensed Intellectual Property, except (x) as set forth on Schedule 3.9(b), (y) off-the-shelf software and (z) as would not have a material adverse effect on the Intellectual Property of the Division taken as a whole:

        (i)  the Contract covering the item is valid, binding and in full force and effect; and

        (ii) Seller has performed all material obligations required to be performed to date under the Contract and is not in breach or default in any material respect thereunder, and to the Knowledge of MagneTek, no other party to the Contract is in breach or default in any material respect thereunder.

      (c) Except as set forth on Schedule 3.9(c), to the Knowledge of MagneTek, Seller has not infringed upon or misappropriated the intellectual property rights of any third parties in the conduct of the U.S. Business, and to the Knowledge of MagneTek, Seller has not received any claim of such infringement or misappropriation. To the Knowledge of MagneTek, no third party has infringed its rights related to the Intellectual Property.

      (d) With respect to trademarks that are Intellectual Property, except as set forth on Schedule 3.9(d), to the Knowledge of MagneTek, Seller has not taken any action (or failed to take any action), conducted the U.S. Business, or used or enforced any such trademarks, in each case, in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment or unenforceability of any of such trademarks and Seller has taken all reasonable steps to protect its rights in and to each of such trademarks and to prevent the unauthorized use thereof by any third party.

    3.10  Furniture, Fixtures, Machinery and Equipment.

      (a) Schedule 3.10(a) sets forth a list of all furniture, fixtures, computer hardware, telephone systems and equipment, machinery and equipment owned and used by Seller in the U.S. Business as of a date no earlier than 10 days prior to the date hereof. All such furniture, fixtures, machinery and equipment are in all material respects (i) in good operating condition, subject to normal wear and tear, and (ii) adequate for the present uses thereof.

      (b) Schedule 3.10(b) sets forth a list of all furniture, fixtures, computer hardware, telephone system and equipment, machinery and equipment leased and used by Seller in the U.S. Business as of a date no earlier than 10 days prior to the date hereof requiring annual lease payments exceeding $50,000. All such furniture, fixtures, machinery and equipment are in all material respects (i) in good operating condition subject to normal wear and tear, and (ii) adequate for the present uses thereof.

    3.11  Contracts.  Schedule 1.1(f) sets forth a true, complete and correct list of each Contract to which MagneTek is a party as of the date hereof of the type described in the following clauses (the "Material Contracts").

      (a) any Contract for a joint venture with a Person that is not a Company;

      (b) any Stay and Pay Agreement;

      (c) any employee collective bargaining agreement or other Contract with any labor union;

      (d) any Contractual Obligation under which Seller has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the Ordinary Course);

      (e) any Contract (other than agreements covered by subparagraph (b) above) that provides for the payment of any severance compensation to any Division Employee, or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of the U.S. Business;

      (f)  any material agreement to which MagneTek is a party concerning the business of any of the Companies;

      (g) any Contract for the license of Intellectual Property or computer software, except contracts for off-the-shelf software;

      (h) any material distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar Contract or any other Contract requiring the payment of any commissions, in each case, currently in effect;

      (i)  any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

      (j)  any Contract under which the U.S. Business or any Company has agreed to indemnify any third party with respect to, or to share, the Tax liability of any third party;

      (k) any commitment to make a capital expenditure or series of related capital expenditures or to purchase a capital asset in excess of $100,000 by or on behalf of Seller or the Companies in connection with the operation of the U.S. Business;

      (l)  any Contract relating to the location of employees or minimum number of employees to be employed by Seller with respect to the U.S. Business;

      (m) any employment Contract between the Seller and any employee of the U.S. or Canadian Business;

      (n) any other Contract that is material to the U.S. Business, the Division, the Assets or the Assumed Liabilities or was not entered in the Ordinary Course and which is not scheduled pursuant to Sections 3.11(a) through Section 3.11(m) or Section 3.11(o); and

      (o) any other Contract pursuant to which the aggregate of payments to become due from or to Seller is equal to or exceeds $100,000 that is not cancelable within sixty (60) days without penalty and which is not scheduled pursuant to Section 3.11(a) through Section 3.11(n).

    Except as disclosed on Schedule 3.11, each Contract required to be listed thereon and each lease described in Section 1.1(b), including without limitation, those listed on Schedule 1.1(b) (the "Leases") is valid, binding and in full force and effect and is enforceable by Seller in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as disclosed on Schedule 3.11, Seller has performed all material obligations required to be performed to date under the Material Contracts and the Leases and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of MagneTek, no other party to any of the Material Contracts or such Leases is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

    3.12  Litigation; Decrees.  Schedule 3.12 sets forth a true, complete and correct list, as of the date of this Agreement, of all pending actions, suits, claims or legal, administrative or arbitration proceedings or investigations (collectively "Proceedings") with respect to which Seller has been contacted in writing by the claimant or by counsel for the claimant against Seller in respect of the U.S. Business which: (a) involves a claim of more than One Hundred Thousand Dollars ($100,000); (b) seeks any injunctive relief pertaining to the Assets or the U.S. Business or (c) seeks to enjoin or prevent the consummation of the Transactions. Schedule 3.12 also lists all actions, claims or investigations brought by a Governmental Authority against Seller which Seller have been notified in writing and which could reasonably be expected to have an adverse effect on the U.S. Business. To the Knowledge of MagneTek, Schedule 3.12 also lists all pending actions, suits, claims or legal or administrative or arbitration proceedings to which Seller is a party in respect of the U.S. Business involving claims by Seller against a third party. Except as disclosed on Schedule 3.12, Seller is not in material default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to the U.S. Business. Except as set forth on Schedule 3.12, to the Knowledge of MagneTek there are no threatened Proceedings in respect of the U.S. Business against MagneTek which, (x) individually or in the aggregate, involves a claim of more than One Hundred Thousand Dollars ($100,000); (y) seeks any injunctive relief pertaining to the Assets or the U.S. Business or (z) seeks to enjoin or prevent the consummation of the Transactions. This Section 3.12 does not relate to environmental matters, which are the subject of Section 3.15.

    3.13  Employee Benefit Plans.  Schedule 3.13 contains a listing of each material Seller Plan.

    3.14  Compliance with Applicable Laws.  Except as set forth in Schedule 3.14 attached hereto, Seller is operating the U.S. Business in material compliance with all applicable Requirements of Law,

including, without limitation, Requirements of Law pertaining to (i) the protection of health and safety, including worker health and safety and (ii) the ability of the Mexican Companies to operate as maquiladoras in the manner in which they operate as of the Closing Date. To the Knowledge of MagneTek, neither Seller nor any of its shareholders, officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the U.S. Business, any illegal political contributions, payments from corporate funds not recorded in the books and Records of Seller, payments from corporate funds that were falsely recorded on the books and Records of Seller, payments from corporate funds to government officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions or illegal payments from corporate funds to obtain or retain business. This Section 3.14 does not relate to Environmental Laws, which are the subject of Section 3.15, or, except as specifically provided for, to matters with respect to Taxes, which are the subject of Section 3.6.

    3.15  Environmental Matters.  Except as set forth in Schedule 3.15:

      (a) Seller is operating the U.S. Business in compliance in all material respects with all Environmental Laws, including permitting requirements, except for any non-compliance which would not result in Losses in excess of $100,000 in the aggregate.

      (b) Since May 1, 1996, Seller has not received any written notice of the initiation or pendancy of any administrative or judicial proceeding, action, claim, notice or demand relating to the presence or alleged presence of Hazardous Materials in, at, under or upon any Company Property; and as of the date hereof, there is no pending or, to the Knowledge of MagneTek, threatened, proceeding, action, claim, notice or demand against Seller in respect of the U.S. Business, from any Governmental Authority arising under any Environmental Laws.

      (c) To the Knowledge of MagneTek, there is no underground storage tank at any Company Property, nor has there been any underground storage tank at any Company Property.

      (d) There is no existing contamination by, and there has not been any spill, release, discharge or disposal of, any Hazardous Materials, at or on any Company Property that will result in Losses in excess of $250,000 in the aggregate.

      (e) Seller has not disposed or arranged for the disposal of any Hazardous Material at any third-party property that may subject the U.S. Business to material liability under any Environmental Law.

    3.16  Employee and Labor Relations.  Except as set forth on Schedule 3.16:

      (a) there is no labor strike, dispute, work stoppage or lockout pending, or to the Knowledge of MagneTek, threatened, against Seller by any Division Employee and there have been no such strikes, disputes or stoppages in the last three years;

      (b) to the Knowledge of MagneTek, no union organization campaign is in progress with respect to any Division Employees, and no question concerning representation exists respecting such Division Employees;

      (c) there is no unfair labor practice charge or complaint against Seller in respect of any Division Employee before the National Labor Relations Board or similar governmental agency outside of the United States;

      (d) there is no pending or to the Knowledge of MagneTek, threatened material grievance in respect of any Division Employee arising out of or under collective bargaining agreements;

      (e) no charges with respect to or relating to any Division Employee are pending before the Equal Employment Opportunity Commission or any other United States Governmental Authority responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination;

      (f)  other than those which are identified on Schedule 3.16(f), there are no Contracts between Seller and any Division Employee;

      (g) except as set forth on Schedule 3.16(g), Seller is not a party to any collective bargaining agreements; and

      (h) Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration laws and wages and hours.

    3.17  Permits.  Schedule 3.17 sets forth all licenses, permits, orders, approvals and other authorizations of or from any Governmental Authority which are necessary in the conduct of the Business ("Permits"). Except as set forth in Schedule 3.17, (i) Seller has all necessary Permits, (ii) the Permits are in full force and effect and (iii) no violations or claimed violations are pending before any Governmental Authority with respect to the Permits except any such violation or claimed violation as would not be required to be set forth on Schedule 3.14.

    3.18  Investment Company Act; Public Utility Holding Company Act.  Seller is not, and is not directly or indirectly controlled by, or acting on behalf of, any Person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Seller is not a "holding company" as that term is defined in or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

    3.19  Customers, Suppliers.  Relations between Seller and each material customer or material supplier described on Schedule 3.19 are good in all material respects. Since March 31, 2001, no such material customer or material supplier has in writing or, to the Knowledge of MagneTek, otherwise, notified Seller of any plan or intent to terminate or restrict dealings in connection with the U.S. Business.

    3.20  Product Warranty and Product Liability.

      (a) Schedule 3.20(a) lists any standard form of terms and conditions regarding warranty, remedy, liability, limitation or indemnification matters used in connection with any Current Product. Except as set forth on Schedule 3.20(a), no outstanding warranty of any product is upon terms or conditions which are materially less favorable to Seller than such standard terms.

      (b) No recall or post-sale notice or warning is pending or, to the Knowledge of Seller, threatened in connection with any product or the Business and, to the Knowledge of MagneTek, no basis exists for such a recall, notice or warning.

      (c) Each Current Product is and has been, free of any design defect or failure to warn and complies in all material respects with any applicable (i) Requirement of Law or (ii) Certification. Schedule 3.20(c) lists, to the Knowledge of MagneTek, any claims for any injury, damage, loss or failure arising in connection with a product, other than claims arising solely out of any warranty, which within the last five years have been recorded in amounts exceeding $5,000.

    3.21  Absence of Certain Liabilities.  There are no Liabilities with respect to the Division except as: (i) reflected or reserved in the March Balance Sheet, (ii) set forth in the Schedules, (iii) incurred in the Ordinary Course since March 31, 2001 that will be set forth on the Closing Balance Sheet or (iv) are not material, individually or in the aggregate.

    3.22  Collectability of Accounts Receivable.  All Accounts Receivable reflected on the March Balance Sheet or since accrued arise from bona fide sales; and to the Knowledge of MagneTek, the related bad debt reserves and accruals reflected in the Financial Statements are adequate and were adequate as of the dates thereof in all material respects. Credits or returns (other than in the Ordinary Course which do not materially exceed the historical amounts for returns as a percentage of sales) and rebates shall not constitute payment of such Accounts Receivable. In determining whether there has been any nonpayment of any such Account Receivable, all payments received from any account debtor shall, unless otherwise specified by such account debtor, be first applied to the oldest outstanding Account Receivable of such account debtor until said Account Receivable of such account debtor has been paid in full.

    3.23  Inventory.  The inventory set forth in the March Balance Sheet, in all material respects: (i) is properly stated at the lower of cost or market (cost being determined by the FIFO accounting method) and (ii) written off or reserved to the extent it is physically damaged, previously used, obsolete, discontinued or treated as excess.

    3.24  Brokers' Fees.  No broker, finder, or investment banker is entitled to any brokerage, finder's fee or commission in connection with the Transactions as a result of any actions taken by Seller except for any fees payable to ING Barings, for which Seller will be solely responsible.

    3.25  Exclusivity of Representations.  Except as expressly provided herein, MagneTek makes no representation or warranty concerning the Assets or the U.S. Business, including as to the quality, condition, merchantability, salability, obsolescence, working order or fitness for a particular purpose thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows:

    4.1  Due Organization and Qualification.  Buyer is a duly organized and validly existing corporation organized under laws of the state of Delaware and has all requisite corporate power and authority to own or lease its assets and to carry on its business as it is presently being operated by Buyer.

    4.2  Authority; No Conflicts; Governmental Consents.

      (a) Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. All corporate acts required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions have been duly taken. When executed and delivered by Buyer at the Closing, this Agreement and the Ancillary Agreements will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (b) Except as disclosed on Schedule 4.2, the execution and delivery of this Agreement and the Ancillary Agreements will not, and the consummation of the Transactions will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (i) the charter of Buyer; (ii) any Contractual Obligation of Buyer or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(D) below, any Requirement of Law applicable to Buyer or its property or assets other than, in the case of clauses (ii) and (iii) above, any such violations as would not have a Material Adverse Effect on Buyer. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of this Agreement or the consummation by Buyer of the Transactions, other than (A) compliance with and filings under the HSR Act, (B) compliance and filings under other Applicable Laws, (C) those that may be required solely by reason of Seller's participation in the Transactions and (D) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

    4.3  Actions and Proceedings, Etc.  There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, in either case which (i) pertain to the Transactions or (ii) could have a Material Adverse Effect on Buyer.

    4.4  Buyer's Acknowledgment.  Buyer acknowledges and agrees that Buyer shall have a right to indemnification solely as provided in Article X hereof and shall have no claim or right to indemnification with respect to any information, documents or materials furnished by Seller or any of Seller's officers, directors, employees, agents or advisors, or otherwise available to Buyer.

    4.5  Compliance with Law.  Buyer has (i) materially complied with all laws, regulations, licensing requirements and orders applicable to its business, (ii) filed with the proper Governmental Authorities all material statements and reports required by the laws, regulations, licensing requirements and orders to which it is subject, and (iii) possesses all material licenses, franchises, permits and governmental authorizations necessary to conduct its business in the manner in which such business is now conducted.

    4.6  Brokers' Fees.  No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission in connection with the Transactions as a result of any actions taken by Buyer.

ARTICLE V

COVENANTS OF SELLER

    Seller covenants and agrees as follows:

    5.1  Confidentiality.  On and after the Closing Date, Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents ("Representatives") to hold, in confidence, unless compelled to disclose by any Requirement of Law, all confidential documents and information concerning the Business (including any confidential information or documents provided to it pursuant to Section 7.5 and any trade secrets or other proprietary information forming a part of the Intellectual Property) (the "Confidential Information"), except to the extent that such information is (a) in the public domain through no fault of Seller or any of its Representatives or (b) later lawfully acquired by Seller on a non-confidential basis from sources other than Buyer or any of its Affiliates. The obligation of Seller to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. Nothing in the foregoing is intended to expand the covenant of Seller contained in Section 5.3, it being understood, however, that this Section 5.1 shall continue to preclude the divulgence of Confidential Information by Sellers to third parties after the expiration of the covenant contained in Section 5.3.

    5.2  Accounts Receivable.  Seller agrees to forward to Buyer, within three Business Days after receipt thereof, any and all proceeds from Accounts Receivable that are received by Seller after the Closing Date. If, after the Closing Date, Seller receives any payment from any Person who at the time of such payment has outstanding accounts payable to Seller, on the one hand (for the purposes of this section and Section 6.2, "MagneTek Accounts Receivable") and to Buyer or a Company, on the other hand (for the purposes of this section and Section 6.2, "Buyer Accounts Receivable"), and the payment (a) does not indicate whether it is in respect of MagneTek Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both MagneTek Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, Seller will first contact the payor to determine the payor's intended allocation of the payment and such allocation will govern, and if the payor does not provide the intended allocation, then MagneTek and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire MagneTek Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed.

    5.3  Noncompetition.

      (a) Seller shall not, and shall not permit Affiliates controlled by it, from and after the Closing until the seventh anniversary (subject to Section 6.7 of the Other Agreement relating to the sale of the stock of the Mexican Companies (the "Mexican SPA")) of the Closing Date to engage, whether or not such engagement shall be as a partner, stockholder, Affiliate or other participant, in any Competitive Business. Seller hereby agrees that in connection with a sale of all or a substantial portion of the assets or capital stock of any subsidiary, Affiliate or division of MagneTek that is, prior to such divestiture, engaged in a Competitive Business, Seller will cause the purchaser in such transaction to agree to the terms of this Section 5.3; provided, however that, the foregoing shall not apply to the extent that such purchaser of such entity has for at least six months prior to the date of the closing of such transaction, been engaged in the ballast business in North America. Seller hereby agrees to give notice of any such sale to Buyer reasonably promptly after consummation thereof. As used herein, "Competitive Business" shall mean the design, development, manufacture, sale, and distribution of magnetic and electronic ballasts (a) for specific types of applications currently served by the Division, including but not limited to applications for use in fluorescent, compact fluorescent, high intensity discharge (HID), sign and neon lighting products and specialty ballasts for indoor tanning and transportation applications for use in buses and subway trains and (b) for future applications in commercial building, residential building and industrial building lighting fixtures in any city or county in any state of the United States or anywhere in North America. Anything in this Section 5.3 to the contrary notwithstanding, the acquisition by any Seller of any Person, less than 10% of the gross revenues of which are derived in a Competitive Business, shall not constitute a breach of this Section 5.3 if such Competitive Business of such Person is sold or otherwise disposed of or discontinued within the year following such acquisition. In addition, nothing in this Agreement shall prohibit Seller from acquiring no more than 2%, in the case of a privately held Person, and no more than 5%, in case of a Person whose securities are actively traded in any securities market worldwide, of the securities of any class of a Person engaged in a Competitive Business.

      (b) Subject to Section 6.7 of the Mexican SPA, the prohibition in Section 5.3(a) shall apply to all political subdivisions or regions in all states of the United States and all geographical areas in North America. Seller agrees that, in connection with the purchase by Buyer of the Assets (including the goodwill) of the U.S. Business, the time and geographic restrictions set forth above are reasonable. Seller agrees that the remedy at law for any breach by Seller of this Section 5.3 will be inadequate and that Buyer shall be entitled to injunctive relief. The parties intend that the unenforceability or invalidity of any term or provision of this Section 5.3 shall not render any other term or provision contained herein unenforceable or invalid. If the activities described in

  Section 5.3(a) or the period of time or the geographical area covered by this Section 5.3 should be deemed too extensive by a court of competent jurisdiction, then the parties intend that this Section 5.3 be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.

      (c) Seller shall not, and shall not permit Affiliates controlled by it, from and after the Closing until the second anniversary of the Closing Date induce any employee of Buyer or the Division to terminate his or her employment with Buyer.

    5.4  Pending Litigation.

      (a) The parties agree that MagneTek will continue to defend and/or prosecute all of the litigation matters described on Schedule 3.12 at its own expense and that Buyer is indemnified in respect thereof as an Excluded Liability. MagneTek agrees to keep Buyer reasonably informed on an ongoing basis as to material developments in the defense or prosecution of the litigation matters described on Schedule 3.12. MagneTek will have the right to control such litigation and the settlement, if any, of such litigation, but except as set forth in this Section 5.4 or in Article X, will not have authority to bind Buyer in the context of any such settlement.

      (b) Without limiting the generality of the foregoing, MagneTek will have responsibility for managing the Nilssen Litigation and will make all determinations in respect thereof. MagneTek agrees that the indemnification of Buyer in respect of the Nilssen Litigation includes (i) Losses of Buyer from litigation against Buyer after the Closing by the plaintiff or his successors or assigns in the Nilssen Litigation raising substantively the same claims as made in the Nilssen Litigation in respect of products sold by Buyer after the Closing Date that have not been modified by Buyer from those sold by Seller prior to the Closing Date except in a way that would not adversely affect the defense of an infringement claim or as required by Section 5.4(c) (the "Covered Products") and (ii) Losses of Buyer arising out of any injunction that may be issued as a result of the Nilssen Litigation or any other such above-described litigation that is filed against Buyer by Nilssen after the Closing in respect of such products; provided, however, that Seller will not have an obligation to indemnify Buyer for Losses arising from an injunction to the extent Buyer could have avoided such Losses by complying with Section 5.4(c) and failed to do so. Buyer shall cooperate with MagneTek in MagneTek's defense of the Nilssen Litigation and will provide MagneTek with any needed Records as provided in Section 7.6. Buyer will, at MagneTek's expense (limited, however, to Buyer's reasonable out-of-pocket expenditures with regard to any employee travel or lodging expenses), cooperate with MagneTek in furnishing information, evidence and testimony, making employees available for such purposes and providing other reasonable assistance in connection with the Nilssen Litigation. Schedule 5.4(b) contains a list of Transferred Employees who may be called as witnesses in the Nilssen Litigation, and Buyer agrees to provide written notice to MagneTek in the event any such person terminates or notifies Buyer that he or she intends to terminate his or her employment with Buyer.

      (c) With respect to the Nilssen Litigation, Buyer agrees that MagneTek has the right, at any time, to enter into a settlement that includes a license of the patents in dispute in such matter in Buyer's favor so long as the fees payable by Buyer in such license do not exceed $.025 per unit sold and Buyer has no liability for any infringement in respect of products sold prior to such settlement. Buyer further agrees that upon written notice from MagneTek that is accompanied by a written opinion of its patent counsel reasonably acceptable to Buyer that the product as proposed to be modified and redesigned does not infringe any existing patent, including those patents alleged to have been infringed in the Nilssen Litigation, given no sooner than six months after the Closing Date it will, as soon as reasonably feasible, take the necessary steps to discontinue selling or using products which incorporate allegedly infringing technology and for which Seller would have an indemnification obligation under Section 5.4(b) and to redesign and modify such products as proposed. Notwithstanding the foregoing, Buyer shall not be required to take such action unless (i) the proposed redesigned product does not infringe, in the opinion of counsel to Buyer reasonably acceptable to MagneTek any existing patents, including the patents alleged to have been infringed in the Nilssen Litigation and (ii) the proposed modified products to be sold by Buyer are technologically and commercially viable to the same extent as the comparable products then being sold and meet all applicable governmental, safety and industry codes and other requirements to the same extent as the comparable products of Buyer then being sold. To the extent the production of such modified products results in any increased production costs, MagneTek will reimburse Buyer, based on reasonable documentation of such increased costs, for Buyer's production costs in excess of $.025 per unit sold for a period not exceeding five years from the commencement of such production. MagneTek will also reimburse Buyer for the costs, if any, incurred by Buyer commencing production of such modified products (including retooling costs) based on reasonable documentation of such costs. Buyer may at any time, at its sole risk and expense, re-design its products that incorporate allegedly infringing technology so that such products do not utilize the allegedly infringing technology, but will only be reimbursed therefor if requested to do so by MagneTek as provided in this Section 5.4(c) and Seller's indemnification obligations are limited to those set forth herein.

    5.5  Assets.  If, after the Closing Dates, Assets shall remain on the premises utilized or controlled by Seller, then, unless the location of the Assets is covered by an Ancillary Agreement, Seller shall reasonable steps at the expense of Buyer to deliver such Assets to Buyer, and so long as such assets remain in the Seller's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties.

    5.6  Material Software Licenses.  Seller shall, at its sole cost and expense, assign to Buyer each Material Software License (as defined below), effective as of the Closing, and secure from the licensors thereof all required consents related to such assignments. Seller will indemnify Buyer from any Liability it may incur as a result of (i) the failure to so assign any Material Software License or (ii) the licensor imposing or attempting to impose penalties or additional fees (in addition to license fees payable under the respective licenses, if any) in respect of such assignment. For purposes hereof, the term "Material Software Licenses" shall mean all licenses and contracts for all those software programs, applications, development tools, operating systems and utilities, and all appurtenant maintenance and service agreements which are installed on any of the computer hardware included in the Assets. In the event that Seller fails for any reason to obtain the consent of any licensor to the assignment of any Material Software License as contemplated by this Section 5.6 within sixty (60) days of the Closing Date, then, in addition to all other rights Buyer may have, and notwithstanding any provisions of this Agreement or the Information Support Services Agreement, Buyer shall be entitled to negotiate and purchase such consent (or new license substantially identical to such Material Software License) directly from the relevant licensor, and Seller shall, within ten (10) days of its receipt of reasonable documentation thereof, reimburse Buyer for all costs incurred by Buyer in connection with obtaining such consent or new license, as the case may be.

ARTICLE VI

COVENANTS OF BUYER

    Buyer covenants and agrees as follows:

    6.1  Confidentiality.  Buyer acknowledges that the information regarding the Business heretofore and hereafter provided to it by Seller is subject to the terms of a confidentiality agreement between MagneTek and Buyer dated as of July 11, 2000 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference except that the expiration is extended by twelve (12) months from the date hereof. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Division; and provided, further, however, that Buyer acknowledges that any and all other provisions shall remain in effect, and all information provided to it by MagneTek or its representatives concerning MagneTek (other than the U.S. Business) shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

    6.2  Accounts Receivable.  Buyer agrees to forward or cause to be forwarded to MagneTek, within three business days after the receipt thereof, any and all proceeds from MagneTek Accounts Receivable that are received by Buyer or any Company after the Closing Date. If, after the Closing Date, Buyer or any Company receives any payment from any Person who at the time of such payment has outstanding MagneTek Accounts Receivable and Buyer Accounts Receivable, and the payment (a) does not indicate whether it is in respect of MagneTek Accounts Receivable or Buyer Accounts Receivable or (b) indicates that it is in payment of both MagneTek Accounts Receivable and Buyer Accounts Receivable without specifying the portion to be allocated to each, Seller will first contact the payor to determine the payor's intended allocation of the payment and such allocation will govern, and if the payor does not provide the intended allocation, then MagneTek and Buyer shall consult with one another to determine the proper allocation of such payment; and, if they are unable to reach agreement on the proper allocation, such payment shall be applied so as to retire MagneTek Accounts Receivable and Buyer Accounts Receivable in chronological order based upon the period of time such accounts receivable have existed.

    6.3  Waiver of Bulk Sales Law Compliance.  Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state of the United States in which Assets are located and all other similar Requirements of Law applicable to bulk sales and transfers, to the extent applicable to the Transactions. Seller agrees to indemnify and hold Buyer harmless from and against any and all liability or claims arising out of such waiver, upon receipt of written notice from Buyer of the existence thereof with respect to an Excluded Liability, which indemnification shall be without limitation as to time or amount of claim.

    6.4  Excluded Assets.  If, after the Closing Date, Excluded Assets shall remain on the premises utilized or controlled by Buyer, then Buyer shall take reasonable steps at the expense of Seller to deliver such Excluded Assets to such Seller, and so long as such assets remain in Buyer's control, shall exercise reasonable care with respect thereto, and in no event less care than with respect to its own properties.

    6.5  Insurance.  Buyer shall secure insurance with respect to the Division from the Closing Date covering general liability and products liability in amounts customary for the industry of which the Business is a part.

ARTICLE VII

MUTUAL COVENANTS

    Seller covenants and agrees with Buyer, and Buyer covenants and agrees with Seller as follows:

    7.1  Cooperation.  Seller and Buyer shall use commercially reasonable efforts to cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the U.S. Business to Buyer and to minimize any disruption to the respective businesses of MagneTek, Buyer or the Companies that might result from the transactions contemplated hereby. No party shall be required by this Section 7.1 to take any action that would unreasonably interfere with the conduct of its business in the Ordinary Course.

    7.2  Publicity.  Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other (which consent shall not be unreasonably withheld or delayed) except as such release or announcement may be required by any Requirement of Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

    7.3  Records.  On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all Records, subject to the following exceptions:

      (a) Buyer recognizes that certain Records may contain incidental information relating to the Division or may relate primarily to subsidiaries or divisions of MagneTek other than the Division, and that MagneTek may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

      (b) Seller may retain all Records prepared in connection with the sale of the Division, including bids received from other parties and analyses relating to the Division prepared solely in connection with the sale of the Division provided that Seller will provide Buyer the identity of each Person that presented Seller with a bid for the purchase of all or substantially all of the Division within the last twelve months; and

      (c) Seller may deliver within a reasonable time after the Closing (in no event more than five (5) Business Days) such Records as to which it desires to retain copies and requires additional time in which to make such copies.

    7.4  Consents.  Buyer agrees that, except as set forth in Section 5.6 hereof, Seller shall have no liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the Transactions or because of the default, acceleration or termination of any Assigned Contract as a result thereof. Buyer further agrees that, except for Section 3.2(b) in the event a required consent under a Material Contract is not scheduled, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination. Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; provided, however, that such cooperation shall not include any requirement that Seller commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Purchase Price shall not be subject to adjustment by reason of any such consents that are not obtained. With respect to each Contract not assigned on the Closing Date, after the Closing Date Seller shall, if necessary, continue to deal with the other contracting party as the prime contracting party, and Buyer and Seller shall continue to use reasonable efforts to obtain the consent of the required parties to the assignment of such Contract to Buyer. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such Contract, and to the extent benefits are so provided, Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Contract after the Closing Date, and such obligations shall comprise Assumed Liabilities and such Contracts shall comprise Assigned Contracts; provided that to the extent that any such benefits are to be provided under any of the Administrative Services Agreement or the Information Systems Support Agreement or the obligations of Buyer shall be solely as set forth in such agreement.

    7.5  Access to Former Business Records; Cooperation in Litigation.  For a period of seven years following the Closing, Buyer will retain all Records delivered by Seller to Buyer. During such period, Buyer will afford authorized representatives of Seller (including its auditors) access to such Records at reasonable times and during normal business hours at its principal business office, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by Seller at Seller's sole cost and expense provided, however, that any such access under this Section 7.5 shall not unreasonably disrupt the normal business operations of the U.S. Business. Buyer will, at Seller's expense (limited, however, to Buyer's reasonable out-of-pocket expenditures with regard to any employee travel or lodging expenses), cooperate with Seller in furnishing information, evidence, testimony, making employees available for such purposes and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Seller or any of its Affiliates is subject relating to the Business on or prior to the Closing (including all Excluded Liabilities). Seller will, at Buyer's expense (limited, however, to Seller's reasonable out-of-pocket expenditures with regard to any employee travel or lodging expenses), cooperate with Buyer in furnishing information, evidence, testimony, making employees available for such purposes and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Buyer or any of its Affiliates is subject relating to the Business following the Closing.

    7.6  Preparation of Tax Returns.  Seller and Buyer agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Assets, the Assumed Liabilities and the U.S. Business as is reasonably necessary for the filing of all Tax Returns of or with respect to the U.S. Business, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return of or with respect to the U.S. Business.

    7.7  Use of Trademarks and Trade Names.

      (a) Notwithstanding anything to the contrary in this Agreement, Buyer may continue to use the name "MagneTek" and related trademarks, corporate names, and trade names incorporating "MagneTek," and the stylized "MagneTek" logos (i) in displays, signage and postings for a period not more than nine (9) months after the Closing Date required to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Buyer's former affiliation with MagneTek (e.g., formerly a division of "MagneTek, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing or ordered no later than three (3) months after the Closing Date, until such is exhausted provided, however, that in respect of all such items, such continued use will cease on the second anniversary of the Closing Date.

      (b) Buyer shall use commercially reasonable efforts to phase out the use of the MagneTek trademark by the General Electric Company (if any) by seeking to amend the Trademark License Agreement dated August 28, 1997 by and between General Electric Company through GE Lighting and MagneTek.

      (c) As to U.S. Trademark Registration No. 2,214,824, the mark and registration are being transferred to Buyer only with the goodwill associated with the Business. As soon as reasonably practical after the Closing, Buyer shall record the assignment of the registration and will request that the Certificate of Registration be reissued in the name of Buyer. Prior to or concurrently with the request for the reissue of the Certificate of Registration, Buyer shall file an amendment to the registration which restricts the identification of the goods to "ballasts for fluorescent and high intensity discharge lighting." Buyer shall not oppose the use or registration by MagneTek of the Green Zone mark for other goods as presently identified in the registration. Upon the request of MagneTek after the Closing, Buyer shall execute a formal consent to the re-registration of the Green Zone mark by MagneTek for any goods presently identified in the registration excluding ballasts for fluorescent and high intensity discharge lighting.

    7.8  Los Indios Sublease.  Seller and Buyer agree to use commercially reasonable efforts to negotiate a sublease in respect of the Los Indios facility being acquired by Buyer in respect of the use of a portion of such facility by the Power Components division currently owned by Seller. Seller shall be responsible for its obligations under such sublease effective from the Closing Date.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

    8.1  Conditions to Obligations of Buyer.  The obligation of Buyer to Purchase and pay for the Assets are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

      (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer certificates dated the Closing Date and signed by an authorized officer of the respective Seller confirming the foregoing.

      (b) Seller shall have executed and delivered the Bill of Sale and Assignment and Assumption Agreement and the Ancillary Agreements.

      (c) Seller shall have executed and delivered to Buyer instruments of assignment of the Intellectual Property.

      (d) Buyer shall have received the consents from third parties identified on Schedule 8.1(d).

      (e) In respect of the Company Properties listed on Schedule 8.1(e), Buyer shall have obtained a commitment for an ALTA (1970 Form B) Owner's Policy of Title Insurance insuring fee title to the Company Property subject only to (x) Permitted Title Exceptions and (y) such other limitations and exceptions as shall not unreasonably interfere with the use of the Company Property in the Ordinary Course. This condition shall be deemed satisfied unless Buyer otherwise notifies Seller within five Business Days after Buyer shall have received a current title commitment for such Company Property.

    8.2  Seller's Obligations.  The obligations of Seller to sell and deliver the Assets to Buyer are subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

      (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and, except as specifically contemplated by this Agreement, on and as of the Closing, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

      (b) Buyer shall have executed and delivered the Bill of Sale and Assignment and Assumption Agreement and the Ancillary Agreements.

    8.3  Conditions to the Obligations of Seller and Buyer.  The obligations of Buyer and Seller to consummate the Transactions are subject to the satisfaction (or mutual waiver) as of the Closing of the following conditions:

      (a) No actions or proceedings by any Governmental Authority or other Person shall have been instituted which would restrain or prohibit the Transactions or that would impose damages as a result thereof.

      (b) All waiting periods under the HSR Act and similar Applicable Law shall have expired.

      (c) The closings under the Other Agreements shall have occurred.

ARTICLE IX

EMPLOYEE BENEFIT MATTERS

    9.1  Employees.

      (a) Buyer shall offer employment to commence as of the Closing Date to all Division Employees at the same salaries and wages (but excluding any bonus and incentive programs), equivalent benefits in the aggregate, and on substantially the same terms and conditions as those in effect on or immediately prior to the Closing Date. The Division Employees who will be offered employment with Buyer are listed on Schedule 9.1(a). Such employees who accept and commence employment with Buyer are hereinafter collectively referred to as "Transferred Employees." Buyer has no present intention (subject to its discretion as to employee performance) to terminate the employment of any Transferred Employee within the sixty (60) days following the Closing Date, and Buyer assumes all obligations and liabilities relating to the Division, if any, under the WARN Act and any analogous state legislation relating to or arising out of the Transactions from actions taken by Buyer.

      (b) Buyer shall expressly recognize any collective bargaining representatives recognized by Seller as of the Closing Date and identified on Schedule 9.1(b) and either shall assume the collective bargaining agreements existing on the Closing Date with respect to the Transferred Employees or enter into good faith negotiations with the collective bargaining representative with respect to a new collective bargaining agreement. Buyer hereby acknowledges that it is a successor employer with respect to those Transferred Employees who are members of a collective bargaining unit and Buyer hereby assumes all obligations of Seller under the collective bargaining agreements listed on Schedule 9.1(b).

    9.2  Employee Benefit Plans.

      (a) Effective as of the Closing Date, Transferred Employees shall cease accruing any benefits under any Seller Plan, and MagneTek shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation. Effective as of the Closing Date, Buyer shall establish employee benefit plans providing benefits which in the aggregate are substantially the same as the benefits provided to Transferred Employees under Seller Plans (the "Buyer's Benefit Plans"). With respect to Buyer's Benefit Plans that provide medical or dental benefits after the Closing Date, such plans shall waive any exclusions or limitations with respect to pre-existing conditions and actively-at-work exclusions to the extent required by Applicable Law or already satisfied by the Transferred Employee under Seller Plan, whichever is more favorable to the Transferred Employee, and shall provide that any expenses incurred on or before the Closing Date by a Transferred Employee or his covered dependents shall be taken into account under such Buyer's Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. Buyer shall also cause its health plan(s) to be responsible for all health benefit claims by Transferred Employees and their covered dependents for services rendered after the Closing Date.

      (b) On the Closing Date, Seller shall spin-off to Buyer, and Buyer shall become the sponsor of, that portion of the MagneTek, Inc. Cafeteria Plan that is applicable to Transferred Employees, as provided in the spin-off/transfer of sponsorship agreement attached as Schedule 9.2(b) hereof.

      (c) Effective on the Closing Date, Buyer shall adopt or designate a defined contribution plan qualified under Section 401(a) and Section 401(k) of the Code in which the Transferred Employees shall be eligible to participate after the Closing Date (if Buyer elects, it may establish or designate separate Buyer 401(k) Plans for bargaining unit and non-bargaining unit Transferred Employees) (the "Buyer 401(k) Plan(s)") to the same extent such bargaining unit and non-bargaining unit Transferred Employees were eligible to participate, respectively, in the separate 401(k) plans of

  Seller (the "Seller 401(k) Plan(s)") on or immediately prior to the Closing Date. Effective on the Closing Date, the applicable Seller 401(k) Plan shall spin-off to the applicable Buyer 401(k) Plan the accounts of the Transferred Employees covered by such plan and as soon as practicable following the Closing Date, but not later than sixty days after the Closing Date, the trusts of the Seller 401(k) Plan(s) shall cause to be transferred to the trust(s) of the Buyer 401(k) Plan(s) the assets allocated to such spun-off participant accounts in cash or other property acceptable to Buyer (Seller 401(k) Plan(s) shall liquidate any investment funds that will not be transferred in-kind to the Buyer 401(k) Plan(s)). Prior to the actual transfer of assets, the Transferred Employees shall not be permitted to make withdrawals, loans or investment changes under the Seller 401(k) Plan(s) to the extent deemed necessary or helpful by the recordkeeper of such plans to effectuate such asset transfers. Any loan repayments during this period with respect to spun-off participant notes shall be made to the trust(s) of the applicable Buyer 401(k) Plan(s). Seller and Buyer shall cooperate with each other to facilitate the operation and administration of the Seller 401(k) Plan(s) and the Buyer 401(k) Plan(s) with respect to the Transferred Employees. Following such transfer of assets from the Seller 401(k) Plan(s), the sole and exclusive responsibility for providing the benefits that are attributable to plan assets transferred to Buyer 401(k) Plan(s) shall be that of Buyer and Buyer 401(k) Plan(s).

      (d) Effective on the Closing Date, Seller shall cause the Transferred Employees to be fully vested in their accrued benefits under the MagneTek, Inc. FlexcarePlus Retirement Pension Plan.

      (e) For the purposes of this Agreement, Buyer's provision of a non-discretionary profit-sharing contribution to the Buyer 401(k) Plan(s) equal to 3% of base pay on behalf of Transferred Employees is agreed to be an equivalent benefit on substantially the same terms and conditions as that in effect on the Closing Date.

    9.3  Vacation, Holiday, Sick and Severance Pay.  As of the Closing Date, Buyer shall assume all of Seller's obligations for vacation (including accrued vacation), holiday, sick (including accrued sick) and severance (if any) payable to all Transferred Employees, except under any Stay and Pay Agreement, to the extent such obligations are accrued on the Closing Balance Sheet.

    9.4  Access to Information.  Seller shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any Seller Plan as it relates to a Transferred Employee, including, but not limited to, compensation and employment histories.

    9.5  Payroll Tax.  Seller and Buyer agree that, with respect to Transferred Employees who accept employment with Buyer upon the Closing, they will take the position that they respectively meet the definitions of "predecessor" and "successor" as defined in Revenue Procedure 96-60 and IRS Regulation Section 31.3121(a)(1)-1(b). Absent a mutual agreement to the contrary, Seller and Buyer will use "Standard Procedure" described in Section 4 of Revenue Procedure 96-60. Seller shall supply to Buyer, with respect to all Transferred Employees, all cumulative payroll information as of the Closing Date that Buyer shall reasonably request in order to comply with IRS Regulation Section 31.3121(a)(1)-1(b).

    9.6  Third-Party Beneficiaries.  No provision of this Article IX shall create any third-party beneficiary rights in any former Division Employee (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with Buyer for any specified period of time after the Closing Date.

ARTICLE X

INDEMNIFICATION

    10.1  Indemnification by Seller.  Subject to all of the terms and conditions of this Article X, Seller shall indemnify and hold harmless each Indemnified Buyer Affiliate from any Losses suffered or incurred by such Indemnified Buyer Affiliate ("Buyer Losses"), to the extent any Buyer Losses arise from: (a) if the Closing occurs, any breach of any representation or warranty of Seller contained in this Agreement or in any certificate, instrument or other document delivered pursuant hereto, (b) any breach of any covenant (including, for avoidance of doubt, the covenants in Section 5.4) of Seller contained in this Agreement requiring performance after the Closing Date or (c) any Excluded Liability; provided, however, that Seller shall not have any obligation to indemnify any Indemnified Buyer Affiliate from and against any remediation or abatement Liability arising as a result of the presence of asbestos in or upon any of the improvements located on any Company Property. Seller shall not have any liability under clause 10.1(a) above, excluding any Liability resulting from a breach of the representation in the second sentence of Section 3.2(a), which shall be without limitation, unless the aggregate of all Losses for which Seller would, but for this proviso, be liable pursuant to Section 10.1(a) and the analogous provisions under the Other Agreements, exceeds One Million Dollars ($1,000,000) on a cumulative basis (and then only to the extent of any such excess). Notwithstanding the foregoing, in the event Buyer establishes in respect of the breach of a representation and warranty that the facts or circumstances constituting such breach were Known to MagneTek, the foregoing minimum amount limitation and the maximum amount limitation set forth below will not be applicable to Seller's indemnification obligation with respect to the Losses resulting from such breach. Seller's aggregate liability under Section 10.1(a) of this Agreement, together with the analogous provisions of the Other Agreements, but excluding any Liabilities resulting from a breach of the representations in (i) the second sentence of Section 3.2(a) or (ii) Section 3.21, which shall be without limitation, shall in no event exceed 25% of the Purchase Price (as adjusted), provided that only the first Five Million Dollars ($5,000,000) of Losses resulting from a breach by Seller of the representation and warranty in Section 3.21 (Absence of Certain Liabilities) will be included in determining whether this amount has been exceeded.

    10.2  Indemnification by Buyer.  Subject to all of the terms and conditions of this Article X, Buyer shall indemnify and hold harmless each Indemnified Seller Affiliate from any Losses ("Seller Losses") suffered or incurred by such Indemnified Seller Affiliate to the extent any Seller Losses arise from: (a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith, (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date, (c) any Assumed Liability or (d) the ongoing operations of Buyer and the Assets after the Closing to the extent resulting from the actions or omissions of Buyer not contemplated by this Agreement, including under any Environmental Law.

    10.3  Losses Net of Insurance, Etc.

      (a) The amount of any Loss for which indemnification is provided under this Article X shall be net of all amounts actually recovered by the Indemnified Person under insurance policies with respect to such Loss and shall be net of any reserve in respect thereof reflected on the Closing Balance Sheet.

      (b) If the Indemnifying Person makes any payment under this Article X in respect of any Losses, the Indemnifying Person shall be subrogated, to the extent of such payment and except to the extent that such subrogation is not permitted by the terms of any insurance policy, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

      (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any Indemnified Person for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages from any Indemnified Person as to any matter under, relating to or arising out of the Transactions.

      (d) The parties hereto agree that the indemnification provisions of this Article X are intended to provide the exclusive remedy as to all Losses each may incur arising from, or relating to the transactions contemplated hereby and Buyer hereby waives any other rights or remedies that may arise under any applicable statute, rule or regulation, including no limitation of any right to contribution arising under CERCLA or otherwise.

      (e) Any indemnification payment for Taxes required under this Article X shall for purposes of federal, state and local income Taxes, be treated as a purchase price adjustment.

    10.4  Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto pursuant to Sections 10.1(a) and 10.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person.

    10.5  Procedures Relating to Indemnification.  In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim within 10 Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure.

    If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of Records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 7.5 to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed).

    10.6  Survival of Representations.  The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10.1(a) and 10.2(a) and shall terminate at the close of business on the eighteen-month anniversary of the Closing Date, except that the representations and warranties (a) in Section 3.15(a) (Environmental Matters) shall expire on the first anniversary of the Closing Date, (b) in Section 3.21 (Absence of Certain Liabilities) shall not expire until the second anniversary of the Closing Date, (c) in Section 3.15 (b)-(e) (Environmental Matters) shall not expire until the third anniversary of the Closing Date and (d) in Section 3.7 (Title to Assets Other Than Real Property) and in the second sentence of Section 3.2(a) (Authority; No Conflicts; Consents) shall not expire.

ARTICLE XI

DEFINITIONS

    11.1  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Accounting Firm" shall have the meaning set forth in Section 2.1(b).

      "Accounts Receivable" means the accounts receivable due to the U.S. Business.

      "Administrative Services Agreement" means the Administrative Services Agreement between MagneTek and Buyer in substantially the form of Exhibit D hereto for certain administrative services set forth therein.

      "Affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

      "Affiliated Group" shall have the meaning set forth in Section 1504 of the Code, as in effect on the date hereof.

      "Ancillary Agreements" means the Administrative Services Agreement, the Information Systems Support Agreement, the Supply Agreement, the Sublease, the Lemelson Sublicense and the Triad License.

      "Applicable Law" means the laws, statutes and regulations in effect on the date of this Agreement in the United States or any subdivision thereof or, as applicable, in any jurisdiction in which Seller or a Company is organized or does business.

      "Assets" has the meaning set forth in Section 1.1.

      "Assigned Contracts" has the meaning set forth in Section 1.1(f).

      "Assumed Debt" has the meaning set forth in Section 1.3(h).

      "Assumed Liabilities" has the meaning set forth in Section 1.3.

      "August Balance Sheet" means the balance sheet of the Division dated as of August 27, 2000 previously delivered to the Buyer.

      "Bill of Sale and Assignment and Assumption Agreement" means such document in substantially the form attached hereto as Exhibit A.

      "Business" has the meaning set forth in the recitals hereto.

      "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

      "Buyer 401(k) Plan(s)" shall have the meaning set forth in Section 9.1(c).

      "Buyer Accounts Receivable" has the meaning set forth in Section 5.2.

      "Buyer Benefit Plans" has the meaning set forth in Section 9.2(a).

      "Buyer Losses" has the meaning set forth in Section 10.1.

      "Certification" means all certificates, approvals, registrations, rights and privileges from any industry, testing, standard setting, compliance, validation association, organization or other Person, including Underwriters Laboratories and similar entities

      "Claim" means any claim, cause of action, chose in action, right of recovery, right of set off, or right of recoupment (including any such item relating to the payment of Taxes).

      "Closing" has the meaning set forth in Section 1.4.

      "Closing Balance Sheet" has the meaning set forth in Section 2.1(a).

      "Closing Date" has the meaning set forth in Section 1.4.

      "Closing Working Capital" has the meaning set forth in Section 2.1(b).

      "Closing Working Capital Target" means Fifty Four Million Dollars ($54,000,000).

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

      "Company" or "Companies" has the meaning set forth in the recitals hereto.

      "Company Property" has the meaning set forth in Section 3.8.

      "Competitive Business" has the meaning set forth in Section 5.3.

      "Confidential Information" has the meaning set forth in Section 5.1.

      "Confidentiality Agreement" has the meaning set forth in Section 6.1.

      "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which Seller is a party and relating primarily to the U.S. Business or relating to the business of one of the Companies.

      "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

      "Covered Products" has the meaning set forth in Section 5.4(b).

      "Current Product" means any product or service sold or offered by the U.S. Business on or after March 31, 2001 through the Closing Date.

      "Division" has the meaning set forth in the recitals hereto.

      "Division Employee" means any person employed by Seller on the Closing Date whose responsibilities relate primarily to the U.S. Business, including, without limitation, any person on lay-off, leave of absence, sick or disability leave.

      "Employee Benefit Plan" means any employment, collective bargaining agreement, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for fringe benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or other welfare benefits or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation.

      "Environmental Laws" means all Applicable Laws relating to pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. § 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. § 7401, the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. § 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., each as amended, and any regulations or rules adopted or promulgated pursuant thereto.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

      "Excluded Assets" has the meaning set forth in Section 1.2.

      "Excluded Liabilities" has the meaning set forth in Section 1.3.

      "Financial Statements" has the meaning set forth in Section 3.4(a).

      "GAAP" means generally accepted accounting principles in the United States of America as in effect on the date hereof.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Hazardous Materials" means any pollutant or contaminant, hazardous substances, extremely hazardous substances, toxic substances, or hazardous wastes as defined under any Environmental Laws, including, but not limited to, petroleum and any derivative or by-product thereof regulated by any Environmental Law.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

      "Indemnified Buyer Affiliates" means Buyer, each Affiliate of it, and each of its respective officers, directors, stockholders, employees and agents.

      "Indemnified Seller Affiliates" means Seller, each Affiliate of it, and each of its respective officers, directors, stockholders, employees and agents.

      "Indemnified Person" means any Indemnified Buyer Affiliate and any Indemnified Seller Affiliate.

      "Indemnifying Person" means any Person from whom indemnification is being sought hereunder.

      "Information Systems Support Agreement" shall mean the Information Systems Support Agreement between MagneTek and Buyer in substantially the form of Exhibit C hereto providing for the provision of certain information support services set forth therein.

      "Intellectual Property" has the meaning set forth in Section 3.9.

      "Knowledge of MagneTek" or "Known to MagneTek" with reference to any of the representations and warranties of Seller means the actual knowledge of Andrew G. Galef, Patrick A. Sullivan, Bradley L. Karner, John P. Colling, Jr., David P. Reiland, Tina McKnight, James Greenlee, Peter Schneider and Alexander Levran after a review of the representations and warranties set forth in Article II and all other representations and warranties of Seller hereunder (which review has been made prior to Seller's execution and delivery of this Agreement).

      "Leased Property" has the meaning set forth in Section 3.8.

      "Leases" has the meaning set forth in Section 3.11.

      "Lemelson Sublicense" means that certain sublicense by and between MagneTek and Buyer in substantially the form of Exhibit F providing for the sublicense from MagneTek to Buyer of the license entered into between MagneTek and the Lemelson Medical, Education & Research Foundation, Limited Partnership.

      "Liability" means all indebtedness, obligations and other liabilities, whether direct or indirect or due or to become due, and any loss, damage, cost, contingent liability, loss contingency, unpaid expense, claim, deficiency, guaranty or endorsement (other than endorsements for deposits or collection of checks in the Ordinary Course) of or by any Person whether or not ascertainable.

      "Licensed Intellectual Property" shall have the meaning set forth in Section 3.9.

      "Lien" means any claim, mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

      "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation).

      "MagneTek Accounts Receivable" has the meaning set forth in Section 5.2.

      "MagneTek Italy" means MagneTek, s.P.a.

      "March Balance Sheet" means the balance sheet of the Division dated as of March 31, 2001.

      "material" means material to the Division, taken as a whole, unless the context otherwise requires.

      "Material Adverse Effect" means, with respect to a Person, a material adverse effect on the business, operations, property or condition (financial or otherwise) of such Person, taken as a whole, and with respect to the U.S. Business or the Seller, as to the Division, taken as a whole.

      "Material Contracts" has the meaning set forth in Section 3.11.

      "Material Software Licenses" has the meaning set forth in Section 5.6.

      "Mexican Companies" means MagneTek Matamoros, S.A. de C.V. and MagneTek Componentes Eléctricos, S.A. de C.V.

      "Mexican SPA" has the meaning set forth in Section 5.3.

      "Nilssen Litigation" means Civil Action No. 98 C 2229, pending in the United States District Court for the Northern District of Illinois, filed on April 13, 1998 against MagneTek, Inc., in which Ole K. Nilssen ("Nilssen") asserted that MagneTek has infringed the following seven United States patents: B1 4,677,345; 5,047,690; 4,963,795; 5,432,409; 4,954,754; 5,039,919; and 5,374,874. "Nilssen Litigation" will also include any subsequent lawsuit filed by Nilssen or a Person claiming through him in which Nilssen alleges that Covered Products have infringed one or more patents owned by Nilssen. In the event that Nilssen or a Person claiming through him files a suit involving Covered Products and one or more additional products, only that portion of the suit related to Covered Products will be considered "Nilssen Litigation."

      "North America" means the continent of North America including the countries of Canada, the United States of America and the United Mexican States.

      "Notice of Disagreement" has the meaning set forth in Section 2.1(a).

      "Ordinary Course" means the ordinary course of business of the Division substantially in the same manner as now conducted and substantially consistent with past custom and practice.

      "Other Agreements" has the meaning set forth in the recitals hereto.

      "Owned Property" has the meaning set forth in Section 3.8.

      "Permits" has the meaning set forth in Section 3.17.

      "Permitted Lien" has the meaning set forth in Section 3.7.

      "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

      "Proceeding" has the meaning set forth in Section 3.12.

      "Purchase Price" has the meaning set forth in Section 1.4.

      "Records" has the meaning set forth in Section 1.1(h).

      "Representatives" has the meaning set forth in Section 5.1.

      "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organization or governing documents of such Person, and any Applicable Law, treaty or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "SEC" means the Securities and Exchange Commission.

      "Seller" has the meaning set forth in the preamble hereto.

      "Seller 401(k) Plan(s)" shall have the meaning set forth in Section 9.2(c).

      "Seller Losses" has the meaning set forth in Section 10.2.

      "Seller Plan" means any Employee Benefit Plan sponsored or maintained by Seller under which Division Employees participate or are entitled to receive benefits.

      "Stay and Pay Agreements" means any agreement, whether written or oral, between a Seller, on the one hand, and any Division Employee, on the other hand, to pay any amount upon the termination of employment of the employee that is triggered by the Transactions.

      "Sublease" means that certain sublease by and between MagneTek and Buyer in substantially the form of Exhibit E hereto providing for the sublease to Buyer from MagneTek of the fifth floor office space in the building located at 26 Century Boulevard, Suite 600, Nashville, Tennessee.

      "Supply Agreement" means the Supply Agreement between MagneTek or an assignee thereof and Buyer in substantially the form of Exhibit B hereto providing for the supply of certain products to Buyer pursuant to the terms set forth therein.

      "Tax" or "Taxes" means with respect to any Person (a) all federal, state, local, foreign or other taxes, including net income, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, governmental fee

  (similar to a tax) or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any jurisdiction or other Governmental Authority (federal, state, local or foreign) on such Person, and (b) any transferee or secondary liability of such Person for a Tax and any Tax liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, or being included or required to be included in any Tax Return relating thereto.

      "Tax Returns" means all returns or material reports or forms required to be filed with a Governmental Authority with respect to Taxes.

      "Third-Party Claim" has the meaning set forth in Section 10.5.

      "Transactions" has the meaning set forth in Section 1.4.

      "Transferred Employees" has the meaning set forth in Section 9.1.

      "Triad License" means that certain license agreement between MagneTek and Buyer in substantially the form of Exhibit F for the license from Buyer to MagneTek of the Triad trademark.

      "U.S. Business" has the meaning set forth in the recitals hereto.

      "WARN Act" means the Worker Adjustment and Retraining Act of 1988, as amended from time to time.

    11.2  Other Definitional Provisions.

      (a) Terms defined in this Agreement in sections other than Section 11.1 shall have the meanings as so defined when used in this Agreement.

      (b) As used herein, accounting terms relating to Seller not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

      (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

ARTICLE XII

GENERAL PROVISIONS

    12.1  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other provided, however, that Buyer can assign its rights (i) to a wholly owned subsidiary, (ii) to a subsequent purchaser of substantially all of the Business or (iii) with respect to its rights only, to the lenders providing financing to Buyer the proceeds of which are used to purchase the Assets, and Seller can assign its rights to any Person that acquires the then existing business of MagneTek substantially as an entirety.

    12.2  No Third-Party Beneficiaries.  Except as provided in Article X as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

    12.3  Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

    12.4  Further Assurances.  If at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, then promptly upon the request of the other party, Seller or Buyer, as the case may be, shall take such action (including, but not limited to, the execution of additional documents and instruments).

    12.5  Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

    12.6  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered or certified mail, and shall be deemed given when so delivered, as follows:

(i)	if to Buyer:
c/o Littlejohn Fund II, L.P. 115 East Putnam Avenue Greenwich, Connecticut 06830 Attention: Angus C. Littlejohn, Jr.
with a copy to:
Morrison Cohen Singer & Weinstein, LLP 750 Lexington Avenue, Seventh Floor New York, New York 10022 Attention: Salomon R. Sassoon, Esq.
(ii)	if to Seller:
MagneTek, Inc. 10900 Wilshire Blvd., Suite 850 Los Angeles, California 90024-6501 Attention: Tina McKnight, Esq.
with a copy to:
Gibson, Dunn & Crutcher LLP 333 South Grand Avenue, Suite 4800 Los Angeles, California 90071 Attention: Jennifer Bellah Maguire, Esq.

    12.7  Interpretation; Exhibits and Schedules.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto or in any Other Agreement shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

    12.8  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

    12.9  Entire Agreement.  This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the Other Agreements, together with all Exhibits and Schedules hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

    12.10  Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    12.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state.

    IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

SELLER:

MAGNETEK, INC., a Delaware corporation

By:
Name: John P. Colling, Jr.
Title: Vice President and Treasurer

BUYER:

UNIVERSAL LIGHTING TECHNOLOGIES, INC.,
a Delaware corporation

By:
Name: Brian E. Ramsay
Title: Vice President and Secretary

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ASSET PURCHASE AGREEMENT
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT (U.S.)
RECITALS
AGREEMENT
ARTICLE I PURCHASE AND SALE
ARTICLE II PURCHASE PRICE ADJUSTMENT AND RELATED MATTERS
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE V COVENANTS OF SELLER
ARTICLE VI COVENANTS OF BUYER
ARTICLE VII MUTUAL COVENANTS
ARTICLE VIII CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER
ARTICLE IX EMPLOYEE BENEFIT MATTERS
ARTICLE X INDEMNIFICATION
ARTICLE XI DEFINITIONS
ARTICLE XII GENERAL PROVISIONS